Exhibit 99.1
[GRAPHIC OMITTED]


                                            Investor   Susie Ter-Jung
                                            Contact:   Bunge Limited
                                                       1-914-684-3398
                                                       Susie.Ter-Jung@Bunge.com


                                            Media      Stewart Lindsay
                                            Contact:   Bunge Limited
                                                       1-914-684-3369
                                                       Stewart.Lindsay@Bunge.com


                        Bunge Reports 2004 Third Quarter
                                EPS Growth of 74%

White Plains, NY - October 28, 2004 - Bunge Limited (NYSE:BG).

o   Financial Highlights

(In millions, except per share data and percentages)


--------------------------------------------------------------------------------------------------------------------------------

                                                     Quarter Ended                              Nine Months Ended
                                                     -------------                              -----------------

                                                                         Percent                                      Percent
                                            9/30/04         9/30/03      Change          9/30/04        9/30/03       Change
--------------------------------------------------------------------------------------------------------------------------------

Volumes (metric tons)                         29.0            28.9          -%              82.6           79.7           4%
Net sales                                   $6,560          $5,784         13%           $18,956        $15,807          20%
Total segment operating profit(1)             $313            $180         74%              $667           $427          56%
Gain on sale of soy
   ingredients business                         -                -          -                  -           $111           -
Net income                                    $182             $89        104%              $364           $311          17%
Earnings per share(2)                        $1.53           $0.88         74%             $3.22          $3.08           5%
--------------------------------------------------------------------------------------------------------------------------------


Net income for the third quarter of 2004 was $182 million, a $93 million or 104% increase over the same period last year, and earnings per share were $1.53, a $0.65 per share or 74% increase over the same period last year.

Bunge's results included certain gains and charges that may be of interest to investors. These items totaled a charge of $(2) million, or ($0.02) per share, in the third quarter of 2004, and a gain of $7 million, or $0.07 per share, in the same quarter of 2003. Additional information is provided in the attached schedule titled "Additional Financial Information."


--------------------
(1) Total segment operating profit is the consolidated segment operating profit of Bunge's segments. Total segment operating profit is a non-GAAP measure and is not intended to replace income from continuing operations before income tax and minority interest, the most directly comparable GAAP measure. The information required by Regulation G under the Securities Exchange Act of 1934, including a reconciliation to income from continuing operations before income tax and minority interest, is included in the tables attached to this press release.

(2) Earnings per share (EPS) numbers are reported on a fully diluted basis, which includes approximately 7.78 million common shares issuable on conversion of Bunge's 3.75% convertible notes due 2022 for the quarter and nine months ended September 30, 2004. See Note 4 to the consolidated statements of income attached to this press release for more information.

o    Overview

Alberto Weisser, Bunge's Chairman and Chief Executive Officer, stated, "We are pleased with our strong performance in the third quarter of 2004. All three of our divisions performed well, generating solid bottom line results. Bunge's year-to-date results were above expectations, despite unprecedented volatility in agribusiness markets and a disruption in soybean trade with China. This shows once again the importance of geographic and product balance, the value of operating in all parts of an integrated chain and the strength of the Bunge team.

"We are optimistic for a solid finish to the year and a strong 2005. A large North American soybean harvest and planting intentions by farmers in South America indicate ample supply. Commodity prices have returned to historical average levels, which should stimulate demand. Fertilizer volumes have stabilized at the new higher level established after last year's spectacular growth and the margin outlook continues strong. Increased biodiesel demand due to high petroleum prices and legislation in the EU and U.S. is stimulating vegetable oil demand. These are all positive indicators for 2005.

"Due to our strong results, the power of our business model and our optimistic outlook for the future, we are raising both our 2004 guidance and the base for our long-term EPS growth target."


o    Third Quarter Results

Agribusiness

Agribusiness benefited from improvements in operating profit in most of Bunge's business lines and geographies. A large North American harvest allowed Bunge to bring all of its North American processing capacity back on line with attractive margins. Bunge's southern U.S. grain origination assets benefited from the early harvest and nearly ideal harvest conditions. Profitability in European soy processing operations has improved with prospects of a large North American soybean harvest. Effective freight and risk management, strong softseed profitability and efficiency improvements in logistics also contributed to the results for the quarter.

Volumes for the quarter were flat versus last year as demand was affected by the high soy prices earlier in the year and a reduction in sales to China. With prospects for a large North American soybean harvest, prices have decreased significantly. Consequently, Bunge expects its volumes to benefit. The USDA projects a 6% increase in global soybean meal demand and 5% increase in global soyoil demand in the coming year.

Fertilizer

The fertilizer segment benefited from higher average selling prices for fertilizers. Higher international prices for fertilizer raw materials increased local selling prices and margins on local production, as products are priced to import parity.

After above trend line volume growth of 19% in 2003, the Brazilian retail fertilizer market's growth leveled off in 2004, and year-to-date growth is slightly below 2003. Bunge's year-to-date retail sales volumes increased from 2003 due to an increase in market share. In the third quarter of 2004 this increase in retail volumes was more than offset by decreases in sales volumes of low margin fertilizer byproducts, such as gypsum.


Edible Oil Products

Bunge's edible oil business benefited from higher sales volumes and margins in Hungary and Poland. This was offset in part by margin pressure in other regions as a result of higher raw material prices. Third quarter 2004 results included a $3 million impairment charge relating to Bunge's North American packaged oil operations; and third quarter 2003 results included a $2 million gain relating to the curtailment of certain post-retirement benefit plans.


Milling Products

Wheat milling results were affected by lower selling prices in Brazil, while U.S. corn milling results were flat. Third quarter 2003 results included a $2 million gain relating to the curtailment of certain post-retirement benefit plans.


Selling, General and Administrative Expenses (SG&A)

SG&A increased in the third quarter 2004 due to higher bonus provisions associated with the improved results, increased headcount in Bunge's international marketing business, increased tax provisions in Brazil and higher bad debt provisions associated with higher commodity prices.


Financial Costs

Interest expense decreased primarily due to lower interest rates on our outstanding debt and benefits from interest rate hedges, partially offset by higher average borrowings. Interest income declined despite higher levels of invested cash from Bunge's June 2004 equity offering, primarily due to lower interest rates earned on assets in Brazil.


In the third quarter of 2004, the Brazilian real appreciated 9% against the U.S. dollar as compared to a 2% devaluation in the same period last year. Foreign exchange gains, incurred primarily on the net U.S. dollar-denominated monetary liability position of Bunge's Brazilian subsidiaries, were $24 million in the third quarter of 2004 compared to foreign exchange losses in Brazil in the third quarter of 2003. Foreign exchange gains and losses on commodity inventories, included in segment operating profit, substantially offset gains and losses on the debt funding the inventories. In the third quarter of 2003, Bunge also recorded a gain on a net U.S. dollar-denominated monetary asset position in Argentina.


Other

Other income (expense) - net increased during the third quarter of 2004 primarily due to an increase in Bunge's share of earnings from its joint venture in France and gains on interest rate hedges.


Income Tax Expense

Bunge's effective tax rate for the third quarter of 2004 was 30% compared to 28% in the same period in 2003. The effective tax rate increased primarily due to a shift in income to higher tax jurisdictions. Excluding the gain on sale of Bunge's Brazilian soy ingredients business in 2003, Bunge's effective tax rate for the nine months ended September 30, 2004 and 2003 was unchanged at 32%.


Net Financial Debt(3) and Cash Flow

Net financial debt decreased by $607 million from December 31, 2003 primarily due to lower commodity prices, seasonally lower levels of working capital and robust cash flows from operations.

Cash flow provided by operations in the third quarter of 2004 was $1,256 million, an increase of $838 million over the same period of 2003. Cash flow was favorably affected by strong operating results and lower agricultural commodity prices, which reduced operating working capital.


--------------------
(3) Net financial debt is a non-GAAP financial measure and is not intended to replace total debt. A definition of net financial debt and the information required by Regulation G under the Securities Exchange Act of 1934, including reconciliation of net financial debt to total debt, the most directly comparable GAAP measure, is included in the tables attached to this press release.

Bunge Brasil

On September 27, 2004, Bunge acquired through a tender offer an additional 15% interest in the outstanding shares of Bunge Brasil S.A. and delisted the company from the Sao Paulo stock exchange. The purchase price for the shares was $282 million, financed by the net proceeds from Bunge's June 2004 equity offering. Bunge now owns approximately 98% of Bunge Brasil, and in the fourth quarter intends to acquire the remaining shares at an estimated cost of $30 million.


o    Outlook

Bill Wells, Chief Financial Officer, stated, "We expect continued solid performance in the fourth quarter of 2004. North America is harvesting a large soybean crop, and fertilizer margins are strong and should remain so.


"Our 2004 guidance is as follows:

       o  Depreciation: $210 million to $220 million

       o  Capital Expenditures: $350 million to $400 million

             o   $115 million to $130 million maintenance capital expenditures

       o  Effective Tax Rate: 30% to 35%

       o  Joint Venture Earnings: $12 million to $15 million


"Due to our continued positive outlook, and assuming stable currencies in South America, we are raising our 2004 net income guidance by $85 million to between $440 million to $460 million, representing $3.85 to $4.03 per share. This fully diluted per share guidance is based on an estimated weighted average of 115.5 million shares outstanding and assumes that all Bunge's 3.75% convertible notes due 2022 convert to common shares."


"We are also increasing our long-term EPS target by raising the base from which we intend to grow our EPS. In February 2004, we established a new, higher base of $300 - 320 million net income, or $2.97 to $3.17 per share for 2004. Today, we are increasing that base for 2004 by $90 million to $390 - $410 million net income, or $3.42 to $3.59 per share, based on an estimated weighted average of
115.5 million shares outstanding. Our new, higher base is below our expected 2004 net income due to exceptional 2004 profitability in our retail fertilizer business and certain other financial and tax-related benefits in 2004. Although our EPS growth rate may vary from year-to-year, we believe we can increase EPS from this base 10 - 12% per year on average over the five-year period beginning in 2004."

Conference Call and Webcast Information

Bunge Limited's management will host a conference call at 10:00 a.m. Eastern time on October 28, 2004 to discuss the company's third quarter results.

To listen to the conference call, please dial (800) 810-0924 or, if located outside of the United States, dial (913) 981-4900. Please dial in five to 10 minutes before the scheduled start time. When prompted, enter passcode number 981441.

The conference call will also be webcast live on the company's Web site, www.Bunge.com. Please go there at least 15 minutes prior to the call to register and to download and install any necessary audio software.

To access the webcast, select the "News and Information" link located at the bottom left of the homepage. Open the "Webcasts and Upcoming Events" link and click on "Q3 2004 Bunge Limited Conference Call." Follow the prompts to join the call.

For those who cannot listen to the live broadcast, a replay of the call will be available beginning at 2:00 p.m. Eastern time on October 28, 2004, and continuing through November 28, 2004. To listen to the replay, please dial (888) 203-1112, or, if located outside of the United States, dial (719) 457-0820. When prompted, enter passcode number 981441. A rebroadcast of the conference call will also be available on the company's Web site beginning at 2:00 p.m. Eastern time on October 28. It will be accessible for six months.

To access the archived webcast, go to www.Bunge.com and select the "News & Information" link located at the bottom left of the homepage. Open the "Audio Archive" link, and click on "Q3 2004 Bunge Limited Conference Call." Follow the prompts to listen to the webcast.

About Bunge

Bunge Limited (www.bunge.com) is an integrated, global agribusiness and food company operating in the farm-to-consumer food chain. Founded in 1818 and headquartered in White Plains, New York, Bunge has 25,000 employees and locations in 30 countries. Bunge is the world's leading oilseed processing company, the largest producer and supplier of fertilizers to farmers in South America and the world's leading seller of bottled vegetable oils to consumers.


Cautionary Statement Concerning Forward-Looking Statements

This press release contains both historical and forward-looking statements. All statements, other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are not based on historical facts, but rather reflect our current expectations and projections about our future results, performance, prospects and opportunities. We have tried to identify these forward-looking statements by using words including "may," "will," "expect," "anticipate," "believe," "intend," "estimate," "continue" and similar expressions. These forward-looking statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities, as well as those of the markets we serve or intend to serve, to differ materially from those expressed in, or implied by, these forward-looking statements. The following important factors, among others, could affect our business and financial performance: our ability to complete, integrate and benefit from acquisitions, divestitures, joint ventures and strategic alliances; estimated demand for the commodities and other products that we sell and use in our business; industry conditions, including the cyclicality of the agribusiness industry and unpredictability of the weather; agricultural, economic and political conditions in the primary markets where we operate; and other economic, business, competitive and/or regulatory factors affecting our business generally. The forward-looking statements included in this release are made only as of the date of this release, and except as otherwise required by federal securities law, we do not have any obligation to publicly update or revise any forward-looking statements to reflect subsequent events or circumstances.

                        Additional Financial Information

The following table provides a summary of certain gains and charges that may be of interest to investors. The table includes a description of these items and their effect on total segment operating profit, income from continuing operations before income taxes and minority interest, net income and earnings per share for the quarter and nine months ended September 30, 2004 and 2003.

-------------------------------------------------------------------------------------------------------------------------------
                                                                Income From
                                                                 Continuing
                                                             Operations Before
                                         Total Segment       Income Taxes and                            Earnings Per Share
(In millions, except per share data)    Operating Profit     Minority Interest        Net Income               Diluted
------------------------------------    ----------------     -----------------        ----------               -------
                                        2004       2003       2004       2003       2004      2003         2004        2003
                                        ----       ----       ----       ----       ----      ----         ----        ----
Quarter Ended Sept. 30:

   Impairment charges(1)                $(3)         $-        $(3)        $-        $(2)      $-        $(0.02)        $-
   Post retirement curtailment
      gains(2)                            -          13          -         13          -        9           -          0.09
   Loss on discontinued
    operations, net of
      tax                                 -           -          -          -          -       (2)          -         (0.02)

                                      -----------------------------------------------------------------------------------------
Total                                   $(3)        $13        $(3)       $13        $(2)      $7        $(0.02)      $0.07
                                      =========================================================================================
-------------------------------------------------------------------------------------------------------------------------------



-------------------------------------------------------------------------------------------------------------------------------
                                                                Income From
                                                                 Continuing
                                                             Operations Before
                                         Total Segment       Income Taxes and                            Earnings Per Share
(In millions, except per share data)    Operating Profit     Minority Interest        Net Income               Diluted
------------------------------------    ----------------     -----------------        ----------               -------
                                        2004       2003       2004       2003       2004      2003         2004        2003
                                        ----       ----       ----       ----       ----      ----         ----        ----
Nine Months Ended Sept. 30:
   Impairment charges(1)                $(3)        $-        $(3)        $-       $(2)        $-       $ (0.02)         $-
   Post retirement curtailment
      gains(2)                            -         24          -          24        -          16           -          0.16
   Gain on sale of soy ingredients
       Business                           -          -          -         111        -         111           -          1.10
   Gain on exchange of
     retail flour business                -          -          5          -         3          -          0.03          -
   Loss on discontinued
    operations, net of
      tax                                 -          -          -          -         -          (4)          -         (0.04)

                                      -----------------------------------------------------------------------------------------
Total                                   $(3)       $24         $2        $135       $1        $123        $0.01        $1.22
                                     ==========================================================================================
-----------------------------------------------------------------------------------------------------------------------------------



--------------------------
(1) Impairment charges relate to the North American packaged oil operations.
(2) Post retirement curtailment gains of $2 million, relating to the discontinued operations of Bunge's bakery business, were recorded in the loss on discontinued operations.

CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share data and percentages)
(Unaudited)  (Note 5)


                                                            Quarter Ended                         Nine Months Ended
                                                            September 30,                           September 30,
                                                     ----------------------------  Percent   ---------------------------- Percent
                                                         2004           2003       Change        2004           2003       Change
                                                     -------------------------------------------------------------------------------

Net sales                                                $6,560         $5,784       13%        $18,956        $15,807       20%
Cost of goods sold                                       (6,007)        (5,415)      11%        (17,542)       (14,896)      18%
                                                     -------------  -------------            -------------  -------------

Gross profit                                                553            369       50%          1,414            911       55%
Gain on sale of soy ingredients business (Note 1)             -              -        -               -            111        -
Selling, general and administrative expenses               (231)          (179)      29%           (601)          (492)      22%
Interest income                                              34             39      (13)%            74             83      (11)%
Interest expense                                            (40)           (47)     (15)%          (123)          (138)     (11)%
Interest expense on readily marketable inventories          (12)            (9)      33%            (43)           (29)      48%
Foreign exchange gains (losses)                              24             (1)                     (56)            76
Other income (expense)-net                                    9              -                       19              4
                                                     -------------  -------------            -------------  -------------

Income from continuing operations before income tax
   and minority interest                                    337            172       96%            684            526        30%

Income tax expense                                         (100)           (48)     108%           (216)          (133)       62%
                                                     -------------  -------------            -------------  -------------


Income from continuing operations before minority
   interest                                                 237            124       91%            468            393        19%
Minority interest                                           (55)           (33)      67%           (104)           (78)       33%
                                                     -------------  -------------            -------------  -------------


Income from continuing operations                           182              91     100%            364            315        16%
Discontinued operations, net of tax (Note 3)                 -               (2)                      -             (4)
                                                     -------------  -------------            -------------  -------------


Net income                                           $      182       $      89     104%      $     364      $     311        17%
                                                     =============  =============            =============  =============

Earnings per common share - basic (Note 4):
Income from continuing operations                         $1.65        $   0.91                    $3.48       $   3.16


Discontinued operations                                       -           (0.02)                      -           (0.04)
                                                     -------------  -------------            -------------  -------------
                                                          $1.65        $   0.89      85%           $3.48       $   3.12       12%
Net income per share - basic
                                                     =============  =============            =============  =============

Earnings per common share - diluted (Note 4):

Income from continuing operations                         $1.53        $   0.90                    $3.22       $   3.12

Discontinued operations                                       -           (0.02)                       -          (0.04)
                                                     -------------  -------------            -------------  -------------
Net income per share - diluted                            $1.53        $   0.88      74%           $3.22       $   3.08        5%
                                                     =============  =============------------=============  =============-----------

NOTES TO CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

Note 1: In May 2003, Bunge sold its Brazilian soy ingredients business to The Solae Company (Solae) for $251 million in cash, net of expenses of approximately $5 million. Consequently, Bunge recognized a gain on sale of $111 million in the second quarter of 2003. Solae is a joint venture between Bunge and E.I. DuPont de Nemours and Company.

Note 2: In July 2003, Bunge sold its Lesieur bottled oil business in France to Saipol, Bunge's joint venture with Sofiproteol (the financial arm of the French oilseed farmer's association) for $240 million in cash and repayment of Lesieur intercompany debt owed to Cereol. Bunge did not recognize a gain or loss on this transaction.

Note 3: In December 2003, Bunge sold its North American bakery business to a third party. Accordingly, the operating results for the disposed division have been reported as discontinued operations for the quarter and nine months ended September 30, 2003.

Note 4: Earnings per share are calculated on the basis of the following number of common shares outstanding:

                                                           Quarter Ended                    Nine Months Ended
                                                           September 30,                      September 30,
                                                  ---------------------------------  ---------------------------------

                                                            2004         2003             2004              2003
                                                  ---------------  ----------------  ---------------  ----------------
         (In millions, except share data)
         --------------------------------
         Income from continuing operations -
           basic                                            $182           $91             $364             $315

         Interest on convertible notes, net of                 1             -                3                -
           tax
                                                  ---------------  ----------------  ---------------  ----------------
         Income from continuing operations -
           diluted                                          $183           $91             $367              $315
                                                  ===============  ================  ===============  ================

         Weighted average number of common
           shares outstanding:
           Basic                                     110,080,027        99,812,000      104,530,750        99,699,001
           Effect of dilutive shares:
           -Stock options and awards                   1,766,461         1,411,850        1,765,720         1,179,967
           -Convertible notes                          7,778,425                 -        7,778,425                 -
                                                  ---------------  ----------------  ---------------  ----------------
           Diluted                                   119,624,913       101,223,850      114,074,895       100,878,968
                                                  ===============  ================  ===============  ================

         Income from continuing operations -
           per share:
           -Basic                                          $1.65              $.91            $3.48             $3.16
                                                  ===============  ================  ===============  ================
           -Diluted                                        $1.53              $.90            $3.22             $3.12
                                                  ===============  ================  ===============  ================


         The calculation of diluted earnings per common share for the quarter and nine months ended September 30, 2004 includes the 7,778,425 common shares that would be issuable on conversion of our 3.75% convertible notes due 2022. The convertible notes are convertible at the option of the holder into our common shares, among other circumstances, during any calendar quarter in which the closing price of our common shares for at least 20 of the last 30 trading days of the immediately preceding calendar quarter is more than 120% of the conversion price of $32.1402, or approximately $38.57 per share. The closing price condition was satisfied as of September 30, 2004. The convertible notes will remain convertible until December 31, 2004. Bunge's diluted weighted average common shares outstanding for the quarter and nine months ended September 30, 2003 does not include the common shares that would be issuable on conversion of the convertible notes, because in accordance with their terms, the convertible notes had not yet become convertible.

Note 5: Certain reclassifications were made to the prior period's consolidated financial statements to conform to the 2004 presentation.

CONSOLIDATED SEGMENT INFORMATION
(In millions, except volumes and percentages)
(Unaudited) (Note 1)

Set forth below is a summary of certain items in our consolidated statements of income and volumes by reportable segment.

                                                          Quarter Ended                       Nine Months Ended
                                                          September 30,                         September 30,
                                                     ------------------------   Percent   -------------------------   Percent
                                                        2004         2003       Change       2004          2003       Change
                                                     --------------------------------------------------------------------------

Volumes (in thousands of metric tons):
Agribusiness                                              22,758     22,822         -%      67,575        65,142          4%
Fertilizer                                                 3,888      4,065       (4)%       8,282         8,343        (1)%
  Edible oil products                                      1,265      1,131        12%       3,678         3,501          5%
  Milling products                                         1,043        900        16%       3,043         2,561         19%
  Other (soy ingredients)                                      -          -          -           -           140      (100)%
                                                      ----------   ---------             ----------    ----------
Food products total                                        2,308      2,031        14%       6,721         6,202          8%
                                                      ----------   ---------             ----------    ----------
           Total                                          28,954     28,918         -%      82,578        79,687          4%
                                                      ==========   =========             ==========    ==========
Net sales:
Agribusiness                                              $4,511     $4,128         9%     $13,664       $11,476         19%
Fertilizer                                                   861        660        30%       1,751         1,361         29%
  Edible oil products                                        978        799        22%       2,935         2,367         24%
  Milling products                                           210        197         7%         606           551         10%
  Other (soy ingredients)                                      -          -          -           -            52      (100)%
                                                      ----------   ---------             ---------     ----------
Food products total                                        1,188        996        19%       3,541         2,970         19%
                                                      ----------   ---------             ---------     ----------
           Total                                          $6,560     $5,784        13%     $18,956       $15,807         20%
                                                      ==========   =========             ==========    ==========

Cost of goods sold:
Agribusiness                                            $(4,266)    $(3,975)        7%    $(12,932)     $(11,135)        16%
Fertilizer                                                 (645)       (533)       21%      (1,334)       (1,086)        23%
  Edible oil products                                      (909)       (735)       24%      (2,734)       (2,150)        27%
  Milling products                                         (187)       (172)        9%        (542)         (491)        10%
  Other (soy ingredients)                                      -          -          -           -           (34)     (100)%
                                                      ----------   ---------             ----------    ----------
Food products total                                      (1,096)       (907)       21%      (3,276)       (2,675)        22%
                                                      ----------   ---------             ----------    ----------
           Total                                        $(6,007)    $(5,415)       11%    $(17,542)     $(14,896)        18%
                                                      ==========   =========             ==========    ==========

Gross profit:
Agribusiness                                               $245       $153         60%        $732         $341         115%
Fertilizer                                                  216        127         70%         417          275          52%
  Edible oil products                                        69         64          8%         201          217         (7)%
  Milling products                                           23         25        (8)%          64           60           7%
  Other (soy ingredients)                                     -          -          -           -            18       (100)%
                                                      ----------   ---------             ----------    ---------
Food products total                                          92         89          3%         265          295        (10)%
                                                      ----------   ---------             ----------    ---------
           Total                                           $553       $369         50%      $1,414         $911          55%
                                                      ==========   =========             ==========    ==========
Selling, general and administrative expenses:
Agribusiness                                              $(128)      $(88)        45%       $(330)       $(233)         42%
Fertilizer                                                  (55)       (42)        31%        (124)         (86)         44%
  Edible oil products                                       (38)       (38)         -%        (115)        (133)       (14)%
  Milling products                                          (10)       (11)       (9)%         (32)         (33)          3%
  Other (soy ingredients)                                     -          -          -           -            (7)      (100)%
                                                      ----------   ---------             ----------    ---------
Food products total                                         (48)       (49)       (2)%        (147)        (173)       (15)%

                                                      ----------   ---------             ----------    ---------
           Total                                          $(231)     $(179)        29%       $(601)       $(492)         22%
                                                      ==========   =========             ==========    =========
Foreign exchange gain (loss):
Agribusiness                                                $26         $2                    $(24)         $80
Fertilizer                                                   (4)       (13)                    (28)         (26)
  Edible oil products                                         -          -                       -            -
  Milling products                                            -          -                       -            -
  Other (soy ingredients)                                     -          -                       -           (1)
                                                      ----------   ---------             ----------    ---------
Food products total                                           -          -                       -           (1)
                                                      ----------   ---------             ----------    ---------
           Total                                            $22       $(11)                   $(52)         $53
                                                     ==========   ==========             ==========    =========
                                                     --------------------------------------------------------------------------

                                                          Quarter Ended                       Nine Months Ended
                                                          September 30,                         September 30,
                                                     ------------------------   Percent   -------------------------   Percent
                                                        2004         2003       Change       2004          2003       Change
                                                     --------------------------------------------------------------------------


Interest income:
Agribusiness                                                $13         $18      (28)%         $18          $25      (28)%
Fertilizer                                                   12          15      (20)%          32           39      (18)%
  Edible oil products                                         -           1     (100)%           6            4        50%
  Milling products                                            -           -         -            3            -         -%
  Other (soy ingredients)                                     -           -         -            -            -          -
                                                      ----------   ---------             ----------    ----------
Food products total                                           -           1     (100)%           9            4       125%
                                                      ----------   ---------             ----------    ----------
           Total                                            $25         $34      (26)%         $59          $68      (13)%
                                                      ==========   =========             ==========    =========

Interest expense:
Agribusiness                                               $(27)       $(17)       59%        $(87)        $(57)        53%
Fertilizer                                                  (14)         (9)       56%         (34)         (28)        21%
  Edible oil products                                       (11)         (5)      120%         (25)         (19)        32%
  Milling products                                           (4)         (2)      100%          (7)          (7)         -%
  Other (soy ingredients)                                     -           -          -           -           (2)     (100)%
                                                      ----------   ---------             ----------    ----------
Food products total                                         (15)         (7)      114%         (32)         (28)        14%
                                                      ----------   ---------             ----------    ----------
           Total                                           $(56)       $(33)       70%       $(153)       $(113)        35%
                                                      ==========   =========             ==========    ==========

-------------------------------------------------------------------------------------------------------------------------------
Segment operating profit:
Agribusiness                                               $129         $68        90%        $309         $156        98%
Fertilizer                                                  155          78        99%         263          174        51%
  Edible oil products                                        20          22       (9)%          67           69       (3)%
  Milling products                                            9          12      (25)%          28           20        40%
  Other (soy ingredients)                                     -           -        -             -           8      (100)%
                                                      ----------   ---------             ----------    ----------
Food products total                                          29          34      (15)%          95           97       (2)%
                                                      ----------   ---------             ----------    ----------
           Total (Note 2)                                  $313        $180        74%        $667         $427        56%
                                                      ==========   =========             ==========    ==========


-------------------------------------------------------------------------------------------------------------------------------


Income from continuing operations before income
tax and minority interest:
   Segment operating profit                                $313        $180                   $667         $427
   Gain on sale of soy ingredients business                  -            -                      -          111
   Unallocated income (expense)  - net (Note 3)              24          (8)                    17          (12)
                                                      ----------   ---------             ----------    ----------
Income from continuing operations before income
tax and minority interest                                  $337        $172                   $684         $526
                                                      ==========   =========             ==========    =========

Depreciation, depletion and amortization:
Agribusiness                                                $22         $17        29%         $63          $58         9%
Fertilizer                                                   17          15        13%          51           41        24%
  Edible oil products                                        11           9        22%          31           24        29%
  Milling products                                            3           4      (25)%           9           10      (10)%
  Other (soy ingredients)                                     -           -         -           -            -          -
                                                      ----------   ---------             ----------    ----------
Food products total                                          14          13         8%          40           34        18%
                                                      ----------   ---------             ----------    ----------
           Total                                            $53         $45        18%        $154         $133        16%
                                                      ==========   =========   --------- ==========    ==========  -----------

NOTES TO CONSOLIDATED SEGMENT INFORMATION
(Unaudited)


Note 1: In the second quarter of 2004, Bunge reclassified certain consumer product lines from the agribusiness segment to the edible oil segment. As a result, amounts for the quarter and nine months ended September 30, 2003 have been reclassified to conform to the quarter and nine months ended September 30, 2004 presentation.

Note 2: Total segment operating profit is the consolidated segment operating profit of all of Bunge's segments. Total segment operating profit is a non-GAAP measure and is not intended to replace income from continuing operations before income tax and minority interest. The information required by Regulation G under the Securities Exchange Act of 1934, including reconciliation to income from continuing operations before income tax and minority interest, is included under the caption "Reconciliation of Non-GAAP Measures".

Note 3: Includes interest income, interest expense and foreign exchange gains and losses and other income and expenses not directly attributable to Bunge's operating segments. The amount of unallocated income (expense)
         - net for the quarter ended September 30, 2004 increased by $32 million compared to the third quarter of 2003, primarily due to lower unallocated interest expense. The interest expense allocated to segment operating profit in 2004 was higher than 2003, primarily due to higher levels of working capital in 2004 compared to 2003 resulting from high commodity prices. In addition, interest rate hedging benefits of $11 million earned in 2004 and interest income of $10 million on the cash invested in Brazil from the net proceeds of the June 2004 equity offering, that was subsequently used to purchase the additional 15% interest in Bunge Brasil, were not allocated to segment operating profit.

         The amount of unallocated income (expense) - net for the nine months ended September 30, 2004 increased by $29 million compared to the nine months ended September 30, 2003, primarily due to lower unallocated interest expense. As described above, interest rate hedging benefits of $12 million and interest income of $10 million were not allocated to operating segment profit in 2004.

CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)


                                                             September 30,       December 31,        September 30,
                                                                  2004               2003                2003
                                                            ---------------    ----------------  ------------------
ASSETS
Cash and cash equivalents                                          $ 610             $ 489               $ 501
Trade accounts receivable                                          1,936             1,495               1,342
Inventories                                                        2,775             2,867               2,369
Other current assets                                               1,720             1,567               1,246
                                                            ---------------    ----------------  ------------------
   Total current assets                                            7,041             6,418               5,458
Property, plant and equipment, net                                 2,138             2,090               1,863
Goodwill                                                             264               148                 150
Investments in affiliates                                            566               537                 530
Other non-current assets                                             799               691                 666
                                                            ---------------    ----------------  ------------------
Total assets                                                     $10,808            $9,884              $8,667
                                                            ===============    ================  ==================

LIABILITIES AND SHAREHOLDERS' EQUITY
Short-term debt                                                    $ 150             $ 889                $671
Current portion of long-term debt                                    122               128                 232
Trade accounts payable                                             2,262             1,678               1,596
Other current liabilities                                          1,479             1,242               1,170
                                                            ---------------    ----------------  ------------------
   Total current liabilities                                       4,013             3,937               3,669
Long-term debt                                                     2,634             2,377               1,684
Other non-current liabilities                                        653               639                 569
Minority interest in subsidiaries                                    408               554                 545
Shareholders' equity                                               3,100             2,377               2,200
                                                            ---------------    ----------------  ------------------
Total liabilities and shareholders' equity                       $10,808            $9,884              $8,667
                                                            ===============    ================  ==================


CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

                                                                   Nine Months Ended
                                                                     September 30,
                                                              --------------------------
                                                                  2004           2003
                                                              -------------  -----------
OPERATING ACTIVITIES
Net income                                                       $ 364          $ 311
Adjustments to reconcile net income to cash provided by
(used for) operating activities:
Gain on sale of soy ingredients business                             -           (111)
Foreign exchange loss (gain) on debt                                 8            (68)
Depreciation, depletion and amortization                           154            133
Bad debt expense                                                    30              9
Deferred income taxes                                              (49)           (43)
Minority interest                                                  104             78
Changes in operating assets and liabilities, excluding the
   effects of acquisitions:
     Trade accounts receivable                                    (444)            57
     Inventories                                                    44            173
     Recoverable taxes                                             (40)            14
     Trade accounts payable                                        622             69
     Arbitration settlement                                          -            (57)
     Other - net                                                   147             73
                                                              -------------  -----------
Cash provided by operating activities                              940            638

INVESTING ACTIVITIES
Payments made for capital expenditures                            (208)          (183)
Business acquisitions, net of cash acquired                       (329)          (108)
Investments in affiliates                                          (23)            -
(Investments in) repayments of related party loans                 (46)            41
Proceeds from disposal of property, plant and equipment             11             26
Proceeds from sale of assets held for sale                           -            449
                                                              -------------  -----------
Cash (used for) provided by investing activities                  (595)           225

FINANCING ACTIVITIES
Net change in short-term debt                                     (735)          (583)
Proceeds from long-term debt                                       856            324
Repayments of long-term debt                                      (635)          (594)
Proceeds from receivable from former shareholder                     -             55
Proceeds from sale of common shares                                339              7
Dividends paid to shareholders                                     (36)           (31)
Dividends paid to minority interest                                (36)           (61)
                                                              -------------  -----------
Cash used for financing activities                                (247)          (883)
Effect of exchange rate changes on cash and cash equivalents
                                                                    23             51
                                                              -------------  -----------

Net increase in cash and cash equivalents                          121             31
Cash and cash equivalents, beginning of period                     489            470
                                                              -------------  -----------
Cash and cash equivalents, end of period                          $610           $501
                                                              =============  ===========

Reconciliation of Non-GAAP Measures

This earnings release contains total segment operating profit, net financial debt and, net financial debt less readily marketable inventories, which are "non-GAAP financial measures", as this term is defined in Regulation G of the Securities Exchange Act of 1934. In accordance with Regulation G, Bunge has reconciled these non-GAAP financial measures to the most directly comparable U.S. GAAP measures.

Total Segment Operating Profit

Total segment operating profit, which is the consolidated segment operating profit of all of Bunge's segments, is Bunge's consolidated income from continuing operations before income tax and minority interest that includes an allocated portion of the foreign exchange gains and losses relating to debt financing operating working capital, including readily marketable inventories. Also included in total segment operating profit is interest income and interest expense attributable to the financing of operating working capital.

Total segment operating profit is a non-GAAP financial measure and is not intended to replace income from continuing operations before income tax and minority interest, the most directly comparable GAAP financial measure. Total segment operating profit is a key performance measurement used by our management to evaluate whether our operating activities cover the financing costs of our business. We believe total segment operating profit is a more complete measure of our operating profitability, since it allocates foreign exchange gains and losses and the cost of debt financing working capital to the appropriate operating segments. Additionally, we believe total segment operating profit assists investors by allowing them to evaluate changes in the operating results of our portfolio of businesses before non-operating factors that affect net income. Total segment operating profit is not a measure of consolidated operating results under U.S. GAAP and should not be considered as an alternative to income from continuing operations before income taxes and minority interest or any other measure of consolidated operating results under U.S. GAAP.

Below is a reconciliation of income from continuing operations before income tax and minority interest to total segment operating profit:


                                                            Quarter Ended                        Nine Months
                                                            September 30,                    Ended September 30,
                                                   --------------------------------    --------------------------------
(In millions)                                          2004              2003               2004              2003
-------------                                      --------------    --------------    ---------------    -------------

Income from continuing operations before
 income tax and minority interest                      $337              $172              $684               $526
Gain on sale of soy ingredients business                  -                 -                 -               (111)
Plus (minus): Unallocated (income)/expenses -
net (1)                                                 (24)                8               (17)                12
                                                   --------------    --------------    ---------------    -------------
Total segment operating profit                         $313              $180              $667               $427
                                                   ==============    ==============    ===============    =============

------------------------
     (1) Includes interest income, interest expense and foreign exchange gains and losses and other income and expenses not directly attributable to Bunge's operating segments.

Net Financial Debt

Net financial debt is the sum of short-term debt, current maturities of long-term debt and long-term debt, less cash and cash equivalents and marketable securities. Net financial debt is presented because management believes it represents a meaningful measure of Bunge's leverage capacity and solvency. Net financial debt is not a measure of solvency under U.S. GAAP and should not be considered as an alternative to total debt as a measure of solvency.

Net financial debt less readily marketable inventories (RMI), or net financial debt less RMI, is the sum of short-term debt, current maturities of long-term debt and long-term debt, less cash and cash equivalents, marketable securities and readily marketable inventories. Net financial debt less RMI is presented because management believes it represents a more complete picture of Bunge's leverage capacity and solvency since it adjusts for readily marketable inventories. Readily marketable inventories are agricultural inventories that are readily convertible to cash because of their commodity characteristics, widely available markets and international pricing mechanisms. Net financial debt less RMI is not a measure of leverage capacity and solvency under U.S. GAAP and should not be considered as an alternative to total debt as a measure of solvency.

Below is a reconciliation of total long-term and short-term debt to net financial debt and to net financial debt less readily marketable inventories:

                                                                     Sept. 30,         December 31,         Sept. 30,
     (In millions)                                                       2004              2003               2003
     -------------                                                 -------------      --------------      ------------
     Short-term debt                                                     $150               $ 889              $671
     Long-term debt, including current portion                          2,756               2,505             1,916
                                                                   -------------      --------------      -----------
     Total debt                                                         2,906               3,394             2,587
     Less:
       Cash and cash equivalents                                          610                 489               501
       Marketable securities                                               11                  13                14
                                                                   -------------      --------------      ------------
     Net financial debt                                                 2,285               2,892             2,072
     Less: Readily marketable inventories                               1,503               1,868             1,563
                                                                   -------------      --------------      ------------
     Net financial debt less readily marketable inventories              $782              $1,024              $509
                                                                   =============      ==============      ============